Sealed Air Corporation
Park 80 East/Saddle Brook, New Jersey 07663-5291/
(201)791-7600/FAX (201) 703-4205



                                        EXHIBIT (5)(A)

                                        September 20, 1995

Sealed Air Corporation
Park 80 East
Saddle Brook, N.J. 07663

Dear Sirs:

          I am the General Counsel and Secretary of Sealed Air Corporation, a Delaware corporation (the "Corporation"), and as such have represented the Corporation in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, Registration No. 33-68614 (the "Registration Statement"), which amendment reflects 216,323 additional shares (the "Additional Shares") of the Corporation's Common Stock, par value $0.01 per share (the "Common Stock"), to be covered by the Registration Statement as a result of a two-for-one stock split in the nature of a stock dividend payable on September 29, 1995 to holders of record of the Corporation's common stock at the close of business on September 15, 1995 (the "Stock Split").

          As General Counsel for the Corporation, in addition to participating in the preparation of Post-Effective Amendment No. 1 to the Registration Statement, I have reviewed the resolutions adopted by the Board of Directors of the Corporation on August 17, 1995 that authorized the Stock Split and the issuance of the Additional Shares. I have also reviewed such corporate records, documents, instruments and certificates and have made such other inquiries as I have considered necessary in order to furnish a basis for rendering this opinion.

          Based on the foregoing, I am of opinion that:

          1. The Corporation is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware.

          2. The issuance of the Additional Shares has been duly authorized and such Additional Shares, when issued, will be legally issued, fully paid and nonassessable shares of the Common
Stock of the Corporation.

          I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit (5)(A) to the Registration Statement and to the reference to me under the caption "Legal Opinion" in the Prospectus forming a part thereof.

          I wish to advise you that I am a member of the Bar of the State of New York.

                                   Very truly yours,


                                   s/Robert M. Grace, Jr.
                                   General Counsel and Secretary